Exhibit 99.1

SharpLink Reports Total ETH Holdings Rise to 859,853 as of October 19, 2025; Total ETH and Cash Holdings of $3.5 Billion

Minneapolis, MN – October 21, 2025 — SharpLink Gaming, Inc. (Nasdaq: SBET) (“SharpLink” or the “Company”), one of the world’s largest corporate holders of Ether (“ETH”) and prominent industry advocate of Ethereum adoption, today announced that as of October 19, 2025, SharpLink’s total ETH holdings increased to 859,8531, reflecting the Company’s continued commitment to strengthening its balance sheet through the accumulation of ETH. In addition, on October 17, 2025, the Company raised gross proceeds of $76.5 million, before factoring placement agent fees and other related expenses.

“Our top priority remains creating value for shareholders through disciplined execution and a relentless focus on accretive ETH accumulation,” stated Joseph Chalom, SharpLink’s Co-CEO. “The capital raise completed last week was executed at a premium to NAV. Shortly thereafter, we took advantage of attractive market conditions to acquire ETH at prices lower than when we raised the capital. This sequence was immediately accretive to shareholders and showcases the precision of our strategy.”

Key Highlights for the Week Ending October 19, 2025:

●	Purchased 19,271 ETH at a cost average of $3,892 per ETH
●	Total ETH holdings increased to 859,853[1]
●	Total staking rewards climbed to 5,671 since launching our treasury strategy on June 2, 2025[2]
●	ETH Concentration[4] increased to 4.0, up 100% since June 2, 2025
●	Approximately $36.4 million in cash and equivalents on hand

Weekly ETH and Capital Summary

Reflected in 000’s)	10/19/25
Beginning Balance	840.1
ETH Acquired	19.3
ETH Staking Rewards[3]	0.5
Ending Balance	859.9

Avg ETH Purchase Price	$3,892
ETH Concentration[4]	4.0
Shares Issued (m)	4.5
Gross Proceeds ($m)	$76.5

1 Total ETH holdings are comprised of 601,143 native ETH and 258,710 ETH as-if redeemed from LsETH.

2 Total staking rewards are comprised of 2,237 native staking rewards and 3,434 as-if redeemed LsETH staking rewards.

3 Staking rewards earned for the week ending October 19, 2025 are comprised of 326.4 native staking rewards and 132.5 as-if redeemed LsETH staking rewards.

4 To enhance transparency into the Company’s yield performance, SharpLink tracks a reporting metric called “ETH Concentration.” This metric is calculated by dividing the number of ETH, including the as-if redeemed LsETH, SharpLink holds by each 1,000 assumed diluted shares issued and outstanding (“Assumed Diluted Shares Outstanding”). Assumed Diluted Shares Outstanding represents the sum of (i) SharpLink’s actual shares of common stock issued and outstanding as of the end of each reporting period, inclusive of disclosed ATM sales, plus (ii) the additional shares that would be issued upon the assumed exercise or settlement of all outstanding warrants, pre-funded warrants, stock option awards, and restricted stock units. Notably, Assumed Diluted Shares Outstanding is not calculated using the treasury stock method. It does not account for equity award vesting conditions, stock option exercise prices, or contractual restrictions limiting the convertibility of debt instruments. Additionally, it excludes any assumed share repurchases that would ordinarily be considered under the treasury stock method. Cash-converted basis assumes full cash deployment into ETH at week-ending closing price.

All references herein to “as-if redeemed LsETH” represents ETH as-if redeemed from LsETH on October 19, 2025 based on the LsETH conversion factor at midnight UTC on that date.

About SharpLink Gaming, Inc.

Headquartered in Minneapolis, Minnesota, SharpLink Gaming, Inc. (Nasdaq: SBET) is one of the world’s largest publicly traded companies to adopt ETH as its primary treasury reserve asset – a move that aligns the Company with the future of digital capital and gives investors direct exposure to Ethereum, the world’s leading smart-contract platform and second largest digital asset. Learn more at www.sharplink.com.

Forward-Looking Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and these forward-looking statements are subject to various risks and uncertainties. Such statements include, but are not limited to, goals and expectations regarding the Company’s strategy and other statements accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to repurchase shares of SharpLink’s common stock, if any, in the open market through its stock repurchase program, potential use of the Company’s ATM facility, the Company’s ability to achieve profitable operations, fluctuations in the market price of ETH that will impact the Company’s accounting and financial reporting (see accounting rules discussed below), government regulation of cryptocurrencies and online betting, changes in securities laws or regulations, customer acceptance of new products and services, the demand for its products and its customers’ economic condition, the impact of competitive products and pricing, the lengthy sales cycle, proprietary rights of the Company, changes in applicable laws or regulations, and its competitors, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the SEC. Under U.S. generally accepted accounting principles, entities are generally required to measure certain digital intangible assets at fair value, with changes reflected in net income each reporting period. Changes in the fair value of crypto assets could result in significant fluctuations to the balance sheet and income statement results. Additionally, for other certain types of crypto assets that are considered digital intangible assets, the Company uses the historical costs less impairment model. This model may require the Company to record an associated impairment charge reflected in net income as a result of a decrease in the market price of the digital intangible assets below the cost value at which the Company’s digital intangible assets are carried on its balance sheet. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company does not undertake any responsibility to update the forward-looking statements in this press release.

CONTACT:

SharpLink’s Investor Relations Contact:

Sean Mansouri, CFA or Aaron D’Souza | Elevate IR

Phone: (720) 330-2829

Email: ir@sharplink.com

SharpLink’s Media Contact:

Email: media@sharplink.com